Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MidWestOne Financial Group, Inc.:

We consent to the incorporation by reference, in the Registration Statements (Nos.333-212229, 333-207659 and 333-206473) on Form S-3 and Registration Statements (Nos. 333-217718 and 333-149914) on Form S-8 of MidWestOne Financial Group, Inc. and subsidiaries, of our reports dated March 1, 2018, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of MidWestOne Financial Group, Inc. and subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K of MidWestOne Financial Group, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ RSM US LLP

Cedar Rapids, Iowa
March 1, 2018